FOR IMMEDIATE RELEASE

Robert Rosenblatt and Andrea Weiss Join Pep Boys' Board of Directors

PHILADELPHIA - March 13, 2013 - The Pep Boys - Manny, Moe & Jack (NYSE: "PBY"), the nation's leading automotive aftermarket retail and service chain, announced today that Robert Rosenblatt and Andrea Weiss have joined its Board of Directors. With these appointments, Pep Boys has increased the current size of its board from seven to nine directors.

Mr. Rosenblatt is President of ideeli, a members-only e-retailer that sells women's fashion and décor items during limited-time sales and Chief Executive Officer of Rosenblatt Consulting, LLC, a retail consulting firm. He has over 25 years of experience leading mid-size to large retail organizations, including Tommy Hilfiger, HSN (formerly the Home Shopping Network) and Bloomingdale's. Mr. Rosenblatt also serves as a director of two privately-held companies.

Ms. Weiss is President and Chief Executive Officer of Retail Consulting, Inc. a boutique consulting practice focused on product and brand development, consumer contact strategies, operational improvements and turnarounds. Ms. Weiss has extensive specialty retail experience having served in several senior executive positions with dELiA*s, The Limited, Intimate Brands, Guess and Ann Taylor Stores. Ms. Weiss currently serves as a Director for Chico's, Cracker Barrel Old Country Store and Nutrisystem.

Chairman of the Board Robert Hotz said, "We are pleased to have Bob and Andrea join our board and welcome their extensive retail and e-commerce expertise."

About Pep Boys
Since 1921, Pep Boys has been the nation's leading automotive aftermarket chain. With approximately 7,200 service bays in more than 735 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting http://www.pepboys.com.

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Pep Boys Contact:
Sanjay Sood
(215) 430-9105
Email: investorrelations@pepboys.com